UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.  )
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AÉROPOSTALE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AÉROPOSTALE, INC.
112 West 34th Street, 22nd Floor
New York, NY 10120
646-485-5410

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 18, 2008

To the Stockholders of Aéropostale, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aéropostale, Inc., a Delaware corporation (the “Company”), will be held at The Essex House, 160 Central Park South, New York, New York, 10019, on June 18, 2008 at 2:00 p.m., local time, for the following purposes:

1. To elect ten (10) directors to the Board of Directors to serve for terms of one year, or until their successors are elected and qualified;

2. To ratify the selection by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 2, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Edward M. Slezak
Secretary

May 12, 2008

AÉROPOSTALE, INC.
112 West 34th Street, 22nd Floor
New York, NY 10120
646-485-5410

ANNUAL MEETING OF STOCKHOLDERS
June 18, 2008

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In this Proxy Statement:

•	“We” and “the Company” mean Aéropostale, Inc. Our executive offices are located at 112 West 34th Street, New York, New York 10120; and

•	“Annual Meeting” means the 2008 Annual Meeting of Stockholders to be held on June 18, 2008, at 2:00 p.m. in The Essex House, 160 Central Park South, New York, New York, 10019, and any adjournment or postponement thereof.

A copy of our 2007 Annual Report to Stockholders, which includes our financial statements, accompanies this Proxy Statement and proxy card, all of which are being mailed to our stockholders beginning on or about May 13, 2008.

ABOUT THE MEETING

All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders’ directions. A proxy may be revoked by written notice mailed to the Company (Attention: Edward M. Slezak, General Counsel and Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

What is the purpose of the annual meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, namely, the election of ten (10) directors, ratifying the appointment of our independent registered public accounting firm and acting upon any other matter to come before the Annual Meeting properly.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on May 2, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting.

What if my shares are held in “Street Name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, then your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, then your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the

New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. Proposals 1 and 2 to be presented at the Annual Meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

What are the voting rights of the holders of Aéropostale’s common stock?

Holders of our common stock are entitled to one (1) vote, for each share held of record, on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at 1:30 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, thereby permitting the meeting to conduct its business. As of the record date, May 2, 2008, 66,883,392 shares of our common stock were issued and outstanding. Thus, the presence of the holders of common stock representing at least 33,441,697 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for quorum purposes.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How do I vote?

1. You may vote by mail.  If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

2. You may vote by telephone.  If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

3. You may vote on the Internet.  If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

Can I change my vote after I submit my Proxy?

Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed);

•	giving written notice of revocation to the Company’s Secretary prior to or at the Annual Meeting; or

•	voting at the Annual Meeting.

Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed on the date of the Annual Meeting. Any written notice revoking a proxy should be sent to our Corporate Secretary at 112 West 34th Street, New York, New York 10120 and must be received before the polls are closed.

How does the Board of Directors recommend I vote on the Proposals?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, your Board recommends that you vote:

•	FOR election of the ten (10) nominees to the Board of Directors;

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2008.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What are my voting options on each Proposal?

You have several choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify as directors voting against. On the other matters, by checking the appropriate box, you may: (a) vote “For” the proposal; (b) vote “Against” the proposal; or (c) “Abstain” from voting on the proposal by checking “Abstain”.

How many votes are required to approve the Proposals?

For Proposal 1, pursuant to our bylaws and Delaware law, directors receiving a plurality of the votes represented and entitled to vote at the meeting shall be required. For Proposal 2, pursuant to our bylaws and Delaware law, an affirmative vote of a majority of shares of common stock represented and entitled to vote at the meeting is required to approve this proposal. Abstentions will have no effect on the outcome of these proposals. Broker non-votes will not result from these proposals.

How will abstentions be treated?

If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, we will not treat abstentions as votes for or against Proposals 1 or 2.

What happens if a nominee for Director is unable to stand for election?

If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Ownership of Common Stock

The following table shows, as of April 18, 2008, certain information with regard to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors and nominees; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned(1)
	Number	Percent

5% Beneficial Owners
Invesco Ltd.(2)	4,306,996	6.44
1360 Peachtree Street NE
Atlanta, GA 30309
Fries Associates LLC(3)	3,876,000	5.80
115 E. Snow King
Jackson, WY 83001
State Street Bank and Trust Company(4)	3,756,868	5.62
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Barclays Global Investors NA(5)	3,543,571	5.30
45 Freemont Street
San Francisco, CA 94105
Directors and Executive Officers
Julian R. Geiger(6)	138,650	*
Mindy C. Meads(6)	11,250	*
Thomas P. Johnson(6)	108,187	*
Michael J. Cunningham(6)	96,854	*
Mary Jo Pile(6)	21,188	*
Bodil Arlander	39,855	*
Ronald R. Beegle(6)	57,105	*
Robert B. Chavez(6)	25,605	*
Evelyn Dilsaver	—	*
John Haugh	—	*
Karin Hirtler-Garvey(6)	24,105	*
John D. Howard	156,336	*
David B. Vermylen(6)	57,105	*
All directors and executive officers as a group (16 persons)(6)	822,795	1.23

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares of common stock beneficially owned. The percent is based upon the 66,829,539 shares outstanding on April 18, 2008 and the number of shares, if any, as to which the named person has the right to acquire upon options becoming exercisable or restricted stock vesting within 60 days of April 18, 2008.

(2)	Share ownership for Invesco Ltd. was obtained from a Schedule 13G, dated April 9, 2008, and filed with the Securities and Exchange Commission.

(3)	Share ownership for Fries Associates LLC was obtained from a Schedule 13G, dated February 14, 2008, and filed with the Securities and Exchange Commission.

(4)	Share ownership for State Street Bank and Trust Company was obtained from a Schedule 13G, dated February 12, 2008, and filed with the Securities and Exchange Commission.

(5)	Share ownership for Barclays Global Investors was obtained from a Schedule 13G, dated February 5, 2008, and filed with the Securities and Exchange Commission.

(6)	Includes the following shares for options and shares of common stock underlying restricted stock awards exercisable within 60 days of April 18, 2008:

Mr. Geiger	113,167
Ms. Meads	11,250
Mr. Johnson	82,022
Mr. Cunningham	49,101
Ms. Pile	20,438
Ms. Arlander	—
Mr. Beegle	45,000
Mr. Chavez	11,250
Ms. Dilsaver	—
Mr. Haugh	—
Ms. Hirtler-Garvey	11,250
Mr. Howard	—
Mr. Vermylen	45,000
All directors and executive officers as a group	472,673

PROPOSAL 1 — ELECTION OF DIRECTORS

General

At the meeting, the stockholders will be asked to elect ten (10) directors. The Board has nominated, upon the recommendation of our Nominating and Corporate Governance committee, the ten (10) current members of the Board named below. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the ten (10) nominees named below to constitute the entire Board. Each nominee shall be elected for a term of one year or until such nominee’s successor is elected and qualified. Pursuant to our bylaws, the Board of Directors has resolved that the size of our Board of Directors shall be fixed, from time to time, by a vote of a majority of the members of the Board of Directors. Information regarding the nominees as of April 18, 2008, is set forth below.

Information Regarding Nominees

Bodil Arlander, 44, has served as a director since August 1998 and currently is a Senior Managing Director at Bear, Stearns & Co. Inc., which she joined in April 1997, as well as a partner in the Bear Stearns Private Equity Fund. She is also a member of the board of directors of the publicly traded company New York & Company, Inc., as well as several privately held corporations. Ms. Arlander is a member of the Compensation Committee of the Board.

Ronald R. Beegle, 45, has served as director since August 2003 and is a founding Partner of Goode Partners LLC, a private equity firm focused on investments in small to middle market consumer product, retail, and restaurant companies. Prior to forming Goode Partners, from 2004 through 2005, Mr. Beegle was the Chairman of Credit Suisse Group’s Global Consumer/Retail Investors Unit. Previously, Mr. Beegle had been employed by Gap Inc. from 1996 until 2003 and had most recently served as Chief Operating Officer of the company’s flagship Gap division. While at Gap, Inc., he also served as Senior Vice President of Operations and Finance of Banana Republic and Executive Vice president and General Manager of Gap, Inc. Direct. He is a member of the Audit and Nominating and Corporate Governance Committees of the Board.

Robert B. Chavez, 53, has served as a director since April 2004 and currently is the President and Chief Executive Officer of Hermes of Paris, Inc., which he joined in August 2000. Between 1992 and August 2000

Mr. Chavez was the Chief Executive Officer at Etienne Aigner. Mr. Chavez was also President of Frederic Fekkai (Hair Services and Products), a division of Chanel, Inc. from May 2000 through July 2000. Mr. Chavez is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board.

Evelyn Dilsaver, 53, has served as director since October 2007. Ms. Dilsaver joined The Charles Schwab Corporation in December of 1991 and held various senior management positions within the organization including Executive Vice President, The Charles Schwab Corporation and President and Chief Executive Officer of Charles Schwab Investment Management. Prior to becoming President and Chief Executive Officer of Charles Schwab Investment Management, from July 2003 to July 2004, Ms. Dilsaver held the position of Senior Vice President, Asset Management Products and Services. Ms. Dilsaver is a member of the Audit Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board.

Julian R. Geiger, 62, has served as our Chairman and Chief Executive Officer since August 1998. From 1996 to 1998, he held the position of President and Chief Executive Officer of Federated Specialty Stores, a division of Federated Department Stores, Inc., which included Aéropostale. Before joining Federated, he was President of the Eagle Eye Kids wholesale and retail divisions of Asian American Partners from 1993 to 1996. Prior to that time, Mr. Geiger held a wide range of merchandising positions from 1975 to 1993 at R.H. Macy & Co., Inc., including President of Merchandising for Macy’s East responsible for Young Men’s, Juniors, Misses Coats and Misses Swimwear.

Karin Hirtler-Garvey, 51, has served as a director since August 2005 and was formerly Chief Operating Officer, Global Markets for Bank of America (formerly Nations Bank). Ms. Hirtler-Garvey joined Bank of America in September of 1995 and held various senior management positions within the organization until March of 2005. Prior to becoming Chief Operating Officer, Global Markets, from April to October of 2004, Ms. Hirtler-Garvey held the position of President of Trust and Credit Banking Products. From June 2001 to March 2004, Ms. Hirtler-Garvey held the position of Chief Financial Officer/Chief Operating Officer for the Wealth and Investment Management division. Ms. Hirtler-Garvey is currently a principal in a start-up real estate development venture based in New Jersey. Ms. Hirtler-Garvey is a certified public accountant. Ms. Hirtler-Garvey is a director of a privately held corporation. Ms. Hirtler-Garvey is Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board. Ms. Hirtler-Garvey is also the Company’s Lead Independent Director.

John Haugh, 45, has served as a director since June 2007. Mr. Haugh currently serves as President of It’s Sugar, LLC, a candy and confectionary retailer. Previously, Mr. Haugh served as President of Mars Retail Group from January 2004 to December 2007, where he led all retail business operations for this subsidiary of Mars, Incorporated. Prior to this position, he was Chief Marketing Officer and Senior Vice President, Worldwide Business Development at Payless ShoeSource, Inc. Before his promotion, he was Chief Marketing Officer and Senior Vice President, Domestic Business Development from January 2002 to January 2003 and SVP, Marketing from January 2000 to January 2002. Mr. Haugh is a member of the Compensation and Nominating and Corporate Governance Committees of the Board.

John D. Howard, 55, has served as a director since August 1998 and is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is the Chief Executive Officer of Bear Stearns Merchant Banking LLC, an affiliate of Bear, Stearns & Co. Inc. Mr. Howard has been the head of the merchant banking department of Bear, Stearns & Co. Inc. since its inception in 1997. Mr. Howard is also a member of the board of directors of the publicly traded companies New York & Company, Inc. and Vitamin Shoppe Industries, as well as a director of several privately held corporations.

Mindy C. Meads, 56, has served as our President and Chief Merchandising Officer since March 2007. Ms. Meads most recently served as President and Chief Executive Officer of Victoria’s Secret Direct, a division of Limited Brands, Inc from August 2006 to January, 2007. From 1998 to 2005 Ms. Meads served in senior executive positions at Lands’ End, Inc./Sears Holding including President and Chief Executive Officer, Executive Vice President Sears Apparel and Executive Vice President Lands’ End Apparel and Sourcing. From 1996 to 1998 Ms. Meads was Senior Vice President Merchandising, Design, Planning & Allocation at Gymboree Corporation.

From 1991 to 1996 she served as Senior Vice President Merchandising, Design and Vice President General Merchandise Manager for Lands’ End.

David B. Vermylen, 57, has served as a director since May 2003. Since January 2005 he has been President & COO of Treehouse Foods. Previously, Mr. Vermylen had been employed by Keebler Company from 1996 until 2002 and had served as its Chief Executive Officer and President from 2001. Mr. Vermylen also serves as a director of a privately held corporation. Mr. Vermylen is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board.

Each of the directors listed above has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the directors listed above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

During the Fiscal year ended February 2, 2008 (“Fiscal 2007”), our Board of Directors met four (4) times. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During Fiscal 2007, each of the Company’s current directors participated in at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committee or Committees upon which such director is or was a member.

Director independence

The Board has determined that each of Bodil Arlander, Ronald R. Beegle, Robert B. Chavez, Evelyn Dilsaver, Karin Hirtler-Garvey, John Haugh, John D. Howard and David B. Vermylen have no material relationship with the Company other than in her or his capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the Annual Meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board. Julian R. Geiger and Mindy C. Meads are executive officers of the Company and are therefore not “independent” in accordance with applicable NYSE standards.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $100,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant factors.

Our independent directors are paid a $30,000 annual retainer. In addition to the annual retainer, each Board member receives $1,500 for each board meeting attended and $500 for each telephonic meeting. Also in addition to the annual retainer, our Lead Independent Director will be paid a $25,000 annual retainer, our Audit Committee chairperson will be paid a $20,000 retainer, our Compensation Committee chairperson will be paid a $10,000 retainer and our Nominating and Corporate Governance chairperson will be paid a $7,500 retainer. Each Committee member will be paid $1,500 for each Committee meeting attended, $500 for each telephonic meeting attended and is reimbursed for travel expenses relating to attending Board, Committee or Company business meetings. In addition, new independent directors receive 10,000 stock options and an initial grant of restricted stock when appointed to the Board, and they have not received additional stock option grants in recent years. Each incumbent director is eligible to receive a number of restricted shares equal to an annual dollar amount set by the Company in conjunction with its third party compensation consultant, which is dependent upon the Company’s achievement of annual financial targets. Directors who are employees of the Company or are otherwise not considered independent do not receive separate compensation for serving as directors.

2007 Director Compensation.  The following table sets forth compensation earned by the individuals who served as non-associated (independent) directors of the Company during Fiscal 2007.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($) (1)(2)	($) (1)(2)	($)
(a)	(b)	(c)	(d)	(h)

Ms. Arlander	37,500	88,928	—	126,428
Mr. Beegle	61,250	98,879	52,303	212,432
Mr. Chavez	48,750	100,477	52,630	201,857
Ms. Dilsaver	19,500	29,355	11,885	60,740
Mr. Haugh	37,000	62,878	29,096	128,974
Ms. Hirtler-Garvey	82,250	112,917	37,431	232,598
Mr. Howard	36,500	88,928	—	125,428
Mr. Vermylen	69,500	98,879	52,303	220,682

(1)	The value of stock and option awards reflects the Fiscal 2007 expense, excluding any forfeiture factor, recognized under FAS 123R “Share Based Payments” for each award. Stock options are valued using the Black-Scholes option pricing model with the assumptions set forth in note 11 to our financial statements filed April 1, 2008 on Form 10-K.

(2)	Stock and option awards were granted under the Aeropostale 2002 Long-Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End.  The following table provides information relating to outstanding awards held by directors of the Company at Fiscal year end, February 2, 2008.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
			Equity						Plan Awards:	Market or
			Incentive					Market	Number of	Payout Value
			Plan Awards:			Number		Value of	Unearned	of Unearned
	Number of	Number of	Number of			of Shares		Shares or	Shares,	Shares,
	Securities	Securities	Securities			or Units		Units	Units or	Units or
	Underlying	Underlying	Underlying			of Stock		of Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Unexercised	Option		That Have		That Have	That Have	That Have
	Options	Options	Unearned	Exercise	Option	Not		Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	(Exercisable)	(Unexercisable)	(#)	($)	Date	(#)		($) (10)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Ms. Arlander	—	—	—	—	—	3,855	(6)	111,911	—	—
Mr. Beegle	22,500	—	—	12.38	9/2/2011	—		—	—	—
	16,875	5,625 (1)	—	15.55	3/12/2012	—		—	—	—
	—	—	—	—	—	3,855	(6)	111,911	—	—
Mr. Chavez	5,625	5,625 (2)	—	15.37	5/4/2012	—		—	—	—
	—	—	—	—	—	3,855	(6)	111,911	—	—
Ms. Dilsaver	—	15,000 (3)	—	20.67	10/18/2015	—		—	—	—
	—	—	—	—	—	4,984	(7)	144,686	—	—
Mr. Haugh	—	15,000 (4)	—	28.07	6/20/2015	—		—	—	—
	—	—	—	—	—	3,671	(8)	106,569	—	—
Ms. Hirtler-Garvey	11,250	11,250 (5)	—	16.41	8/18/2013	—		—	—	—
	—	—	—	—	—	1,500	(9)	43,545	—	—
	—	—	—	—	—	3,855	(6)	111,911	—	—
Mr. Howard	—	—	—	—	—	3,855	(6)	111,911	—	—
Mr. Vermylen	22,500	—	—	7.87	5/1/2011	—		—	—	—
	16,875	5,625 (1)	—	15.55	3/12/2012	—		—	—	—
	—	—	—	—	—	3,855	(6)	111,911	—	—

(1)	Options vested 100% on March 12, 2008.

(2)	Options vested 100% on May 4, 2008.

(3)	Options vest 25% on October 18, 2008, 25% on October 18, 2009, 25% on October 18, 2010, and 25% on October 18, 2011.

(4)	Options vest 25% on June 20, 2008, 25% on June 20, 2009, 25% on June 20, 2010, and 25% on June 20, 2011.

(5)	Options vest 50% on August 18, 2008 and 50% on August 18, 2009.

(6)	Shares vested on March 28, 2008.

(7)	Shares vest on October 18, 2008.

(8)	Shares vest on June 20, 2008.

(9)	Shares vest on August 18, 2008.

(10)	Market value based on the closing price of $29.03 on the last trading day of Fiscal 2007 (February 1, 2008).

Attendance at annual meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of stockholders. However, it encourages directors to attend and historically more than a majority have done so. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and the Committees of which he or she is a member.

Does the Company have a Code of Ethics?

Our Code of Business Conduct and Ethics is applicable to all our officers, directors and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code is available on the Investor Relations portion of our website (www.aeropostale.com). We intend to post amendments to or waivers from the Code, if any, (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or Directors) on our website.

How do stockholders communicate with the Board?

The Board provides a process for interested parties to send communications to the full Board, the independent members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her, c/o General Counsel and Secretary, Aeropostale, Inc., 112 West 34th Street, New York, New York 10120 or e-mail at investorrelations@aeropostale.com to the attention of the General Counsel. Communications that are not related to a director’s duties and responsibilities as a Board member, an independent director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns, if any, relating to accounting, internal controls or auditing matters would be brought immediately to the attention of the Company’s Chief Financial Officer and/or General Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Copies of the Company’s code of conduct, corporate governance materials, related person transaction policy and committee charters

The Company’s code of conduct, corporate governance materials, related person transaction policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors, are all available on the Company’s website at http://www.aeropostale.com. Stockholders may also request a printed copy of any of those materials, free of charge by writing to the following: General Counsel and Secretary, Aeropostale, Inc., 112 West 34th Street, New York, New York 10120.

Committees of the Board of Directors

Audit Committee.  The Board of Directors maintains an Audit Committee, which consists of the following Board members, Ms. Hirtler-Garvey (Chairperson), Mr. Beegle and Ms. Dilsaver. The Board has determined that Ms. Hirtler-Garvey is qualified as the audit committee’s financial expert within the meaning of the SEC regulations. The Board has also determined that each member of the Audit Committee possesses the accounting and financial management expertise, within the meaning of the standards of the New York Stock Exchange, to be considered “financially literate”. All members of our Audit Committee have been determined to be independent by our Board of Directors, as that term is defined by SEC regulations relating to audit committee independence, the listing standards of New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The Audit Committee meets with management and the Company’s independent registered public accounting firm. The Audit Committee met six (6) times during Fiscal

2007. The Committee schedules its meetings to ensure that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management.

In connection with the New York Stock Exchange’s adopting its revised Corporate Governance Standards, we amended the Company’s Audit Committee Charter in November 2004. The full text of the Committee’s charter is available on the Investor Relations portion of our website (www.aeropostale.com).

In carrying out these responsibilities, the Audit Committee, among other things:

•	appoints, and monitors the performance of, the independent registered public accounting firm;

•	oversees and reviews accounting policies and practices and internal controls;

•	oversees and monitors the Company’s financial statements and audits;

•	oversees matters relating to communications with the independent registered public accounting firm and management;

•	reviews the annual report to be included with the Company’s proxy statement; and

•	oversees, to the extent it deems necessary, matters related to related party transactions, if any.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual financial statements and quarterly operating results prior to their issuance. During Fiscal 2007, management advised the Committee that each set of financial statements had been prepared in accordance with generally accepted accounting principles. Management also reviewed significant accounting and disclosure issues with the Committee. These reviews included discussions with the independent registered public accounting firm about matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the adoption of, or changes to, the Company’s significant internal auditing and accounting policies and procedures as suggested by the independent registered public accounting firm, internal audit and management and any management letters provided by the outside auditors and the response to those letters. The Committee also discussed with our independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has received a written disclosure letter as required by that standard. The Audit Committee has also received, reviewed and discussed with the Company’s independent registered public accounting firm the report required by section 10A(k) of the Securities Exchange Act of 1934. The Report of the Audit Committee can be found on page 32 of this Proxy Statement.

Compensation Committee.  The Board of Directors also has a Compensation Committee, consisting of Mr. Chavez (Chairman), Ms. Arlander, Mr. Haugh and Mr. Vermylen. The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the chief executive officer’s performance and oversees and sets compensation for the chief executive officer, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter.. The Compensation Committee met two (2) times during Fiscal 2007 and also met informally, either in person or by phone, on a number of occasions during Fiscal 2007. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards. The Report of the Compensation Committee can be found on page 31 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The Board of Directors also has a Nominating and Corporate Governance Committee consisting of Mr. Vermylen (Chairman), Mr. Beegle, Mr. Chavez, Ms. Dilsaver, Mr Haugh and Ms. Hirtler-Garvey. The Nominating and Corporate Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating and Corporate Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each Annual Meeting of stockholders. The Nominating and Corporate Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The Board has determined that each of the Nominating and Corporate Governance members is “independent” in accordance with applicable NYSE standards.

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members and by management. This committee will consider director candidates from stockholders for election at the 2009 Annual Meeting, as provided below.

The Nominating and Corporate Governance Committee, at the direction of the Chairman, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the other Board members as appropriate, that additional consideration is warranted, it may request that additional information about the prospective nominee’s background and experience be gathered and a report be prepared for the Committee. The Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, independence, integrity, experience, sound judgment in areas relevant to the Company’s businesses and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee will also measure candidates against the criteria it sets, including skills and attributes that reflect the values of the Company. The Nominating and Corporate Governance Committee will also be responsible for reviewing with the Board, on an annual basis, the criteria it believes appropriate for Board membership.

The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Committee deems in its business judgment to be relevant, the Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted, one or more of the members of the Committee interviewing the prospective nominee. After completing this evaluation and other steps of the process the Committee would make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Nominating and Corporate Governance Committee recommended to the Board of Directors that all incumbent members of the Board of Directors stand for election at our 2008 Annual Meeting. The Nominating and Corporate Governance Committee met one (1) time during Fiscal 2007.

Meetings of the Company’s Non-Management Directors

The non-management directors meet at scheduled executive sessions of the Board of Directors. For Fiscal 2008 our Lead Independent Director will preside over those meetings.

PROPOSAL 2

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1998, and has reported on the Company’s consolidated financial statements included in the annual report that accompanies this proxy statement. The Audit Committee appoints the Company’s independent registered public accounting firm, and the Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2008. In the event that the stockholders do not ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider the selection of the independent registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

In accordance with New York Stock Exchange listing requirements, and pursuant to our bylaws and Delaware law, an affirmative vote of a majority of shares of common stock represented and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will have no effect on the outcome of this proposal. Broker non-votes will not result from this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers, followed by their biographical information (other than for Mr. Geiger and Ms. Meads whose biographical information appears in the section of this proxy statement entitled “Election of Directors — Nominees”).

Executive Officer	Age	Position

Julian R. Geiger	62	Chairman and Chief Executive Officer
Mindy C. Meads	56	President and Chief Merchandising Officer
Thomas P. Johnson	50	Executive Vice President and Chief Operating Officer
Michael J. Cunningham	50	Executive Vice President and Chief Financial Officer
Olivera Lazic-Zangas	45	Senior Vice President and Director of Design
Barbara Pindar	53	Senior Vice President Planning and Allocation
Mary Jo Pile	51	Senior Vice President and Chief Stores Officer
Edward M. Slezak	39	Senior Vice President, General Counsel and Secretary

Thomas P. Johnson was promoted to Executive Vice President — Chief Operating Officer in March 2004 after rejoining us in January 2001 as Senior Vice President — Director of Stores. Mr. Johnson had served as Senior Vice President, Vice President, Regional Manager and District Manager with Federated Specialty Stores from 1989 to 1996. In the interim, he served as Senior Vice President — Director of Stores for David’s Bridal, Inc. in 2000 and as Senior Vice President — Director of Stores for Brooks Brothers, Inc. from 1997 to 2000. Mr. Johnson also held various field positions at Gap, Inc. as Regional Manager for Banana Republic, District Manager and Store Manager for Gap, Inc. from 1981 to 1989.

Michael J. Cunningham was promoted to Executive Vice President — Chief Financial Officer in March 2004 after serving as Senior Vice President — Chief Financial Officer from August 2000 to March 2004. He previously served as Chairman and Co-Founder of Compass International Services Corporation from 1997 to 1999. He also held various senior executive positions for American Express Company from 1984 to 1997, including Vice President — Operations, Vice President — Finance, and Director of Corporate Finance. Mr. Cunningham is a Certified Public Accountant.

Olivera Lazic-Zangas was promoted to Senior Vice President — Director of Design in February 2002. She rejoined Aeropostale in 1998 as Vice President — Director of Design after serving as a women’s designer for Old Navy for nine months. Prior to Old Navy, she was the Vice President — Design Director for Aeropostale, a position she held since 1997, after serving as the Design Director for Aeropostale Women’s from 1996 to 1997 and Women’s Designer from 1995 to 1996. Prior to 1996, Ms. Lazic-Zangas was a Men’s Knit Designer for the Federated Merchandising Group from 1988 to 1995.

Barbara Pindar has served as Senior Vice President Planning and Allocation since December 2005. Previously, she held the position of Senior Vice President, Inventory Management for the Pottery Barn brands division of Williams-Sonoma. Prior to that, from 1986 to 2002, Ms. Pindar held various senior executive positions for Limited Brands, Inc., including Vice President, Merchandise Planning and Analysis for Victoria’s Secret Direct.

Mary Jo Pile has served as Senior Vice President — Chief Stores Officer since May 2005. From 2001 to 2005, Ms. Pile held the position of Executive Vice President of Stores for Express/Express Men’s. Prior to that, from 1997 to 2001, Ms. Pile held the position of Vice-President of Stores for Express and The Limited. From 1995 to 1997, Ms. Pile led the start-up and launch of Victoria’s Secret Beauty stores as Vice President of Stores — Victoria’s Secret Beauty.

Edward M. Slezak was promoted to Senior Vice President — General Counsel and Secretary in April 2006 after serving as Group Vice President — General Counsel from March 2005 to April 2006 and as Vice President — General Counsel from November 2004 to March 2005. He previously served as Vice President — General Counsel of Acclaim Entertainment, Inc. from June 2002 through November 2004. Prior to that, Mr. Slezak was a senior associate in the corporate department at the law firm of Cadwalader, Wickersham & Taft, LLP.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary — The Core Objectives of Our Executive Compensation Program

Aéropostale’s executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our stockholders. We believe that this program is effective in allowing us to attract, retain and motivate highly-qualified senior talent who can successfully deliver exceptional performance.

We generally target total compensation for executive officers at, or slightly above, the 50th percentile of the competitive market on average and believe that this practice allows us to attract and retain executive officers and to provide rewards that are competitive based on the market value for skills provided by our executive officers. In addition, we believe that this approach is appropriate in light of the high level of commitment, job demands and the expected performance contribution required by each of our executive officers in our extremely competitive marketplace.

We believe strongly that pay realized by executive officers should be closely aligned with actual performance outcomes that also benefit our stockholders. To this end, we maintain an executive compensation program that is flexible in significantly enhancing or reducing compensation payout levels based upon the Company’s actual financial performance.

The following Compensation Discussion and Analysis outlines additional details regarding the Company’s executive compensation program and policies. The Compensation Committee has provided oversight to the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Philosophy

The Compensation Committee believes that executive compensation programs should be built on a philosophy reflected in clearly-articulated guiding principles, and has designed our executive compensation programs with the following guiding principles in mind:

We seek to apply a consistent philosophy to compensation for all executive officers. The primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Accordingly, our philosophy is based on the following core principles:

To Pay for Performance

We believe in paying for results. Individuals in leadership roles are compensated based on a combination of total Company and individual performance factors. Total Company performance is evaluated primarily based on the degree by which pre-established financial targets are met. Individual performance is evaluated based upon several leadership factors, including:

•	Attaining specific financial objectives;

•	Building and developing individual skills and a strong leadership team; and

•	Developing an effective infrastructure to support the business growth and profitability.

In addition, a significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with increases in stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our performers of the highest caliber and to also attract superior leaders to the Company. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading specialty retail organizations, and, where appropriate, with non-specialty retail organizations when establishing our pay guidelines. Please see Executive Compensation Practices for greater detail.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Committee considers depth and scope of accountability, complexity of responsibility, and executive performance, both individually and collectively as a team.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the New York Stock Exchange and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles.

The role of the Compensation Committee and information about its meetings are set forth on page 11 of this Proxy Statement. The Compensation Committee’s charter was last amended in 2004 and is available on the Company’s website at http://www.aeropostale.com.

Compensation Consultant

As provided for in the Compensation Committee Charter, the Compensation Committee, during 2007 retained Watson Wyatt Worldwide (“the consultant”) as its independent compensation consultant to assist in the evaluation of CEO and executive officer compensation levels and program design. Specifically, the consultant provides the Compensation Committee with market trend information, data and recommendations to enable the Committee to make informed decisions and to stay abreast of changing market practices, helping the Committee to appropriately balance external forces with our objectives, values and compensation philosophy. In addition, the consultant provided analysis on the alignment of pay and performance and assisted in the process of preparing this disclosure. The Committee, considering recommendations from management, has the ultimate authority to retain and terminate the compensation consultant. The Committee, considering recommendations from management, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analysis for Committee review.

Watson Wyatt maintains no other direct or indirect business relationship with the Company. All executive compensation services provided by the consultant are conducted under the direction and authority of the Compensation Committee and all work performed by Watson Wyatt is approved by the Chairman of the Compensation Committee.

Committee Delegation

Company management, including the Chief Operating Officer, General Counsel and Vice President of Human Resources, prepare the compensation materials and attend Compensation Committee meetings. This Company management team, in conjunction with the Company’s Chief Executive Officer and Chief Financial Officer, propose compensation program designs, levels and components and makes recommendations on the compensation levels and stock awards for employees. The Compensation Committee makes the final determination regarding certain of those proposals including the compensation of the Chief Executive Officer and those executive officers listed in this proxy statement. The Committee also meets in executive session with only Watson Wyatt and without management present in order to review management’s proposals.

Executive Compensation Practices

The Committee annually reviews our executive compensation to ensure it best reflects our compensation philosophy. In determining the overall compensation level for our executives, the Company and the Committee reviewed publicly available data on base salary, bonus and long-term incentive compensation for certain executives for a peer group consisting of 14 national and regional, specialty and department store retail organizations to benchmark the appropriateness and competitiveness of their compensation. Each year, this list of peer companies is compiled by the consultant in conjunction with input from Company management, and is then ratified by the Compensation Committee. For the 2007 Fiscal Year, the comparison companies were:

Abercrombie & Fitch Co.	Coach, Inc.	New York & Company, Inc.
American Eagle Outfitters, Inc.	Columbia Sportswear Company	Phillips — Van Heusen Corporation
AnnTaylor Stores Corporation	Perry Ellis International, Inc.	Quiksilver, Inc.
bebe stores inc.	Guess?, Inc.	Urban Outfitters, Inc.
Charlotte Russe Holding, Inc.	J. Crew Group, Inc.

These peer companies were chosen because of their general similarity to Aeropostale in business, merchandise focus, frequent competition with the Company for executive talent and, in certain cases, size of business and geographic proximity of their corporate locations.

The principal elements of our executive compensation are base salary, short-term performance-based incentive compensation and long-term equity-based incentive programs. The Committee has designed our executive compensation programs to reward improvement in individual and Company performance. The Committee evaluates and administers the compensation of our officers in an integrated manner, making compensation decisions around program design and pay adjustments that align with our compensation philosophy, current market practices and our total compensation program objectives. When setting the amount of compensation to be awarded in a given year, the Committee considers the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels.

The Committee believes that, in addition to current and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation and in some cases guarantee bonuses. Post-employment compensation consists of two main types — retirement benefits and termination provisions. The Committee believes that retirement benefits and termination provisions are important components in a well-structured executive officer compensation package, and the Committee seeks to ensure that the combined package is competitive at the time the package is negotiated with the executive officer. Our retirement programs are described below on page 27.

The Committee reviewed all components of the named executive officers’ compensation for the years 2005, 2006 and 2007, including salary, bonus, realized and unrealized gains on stock options and restricted stock, the cost to the Company of all perquisites, payout obligations under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan. The Committee concluded that compensation levels are reasonable and in the best interests of Aeropostale and its stockholders.

The Committee would consider, as appropriate, retroactively adjusting previously awarded bonuses or vested equity compensation in the event of a restatement of financial or other performance results as contemplated by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

Elements of our Compensation Program

Allocation Among Components

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of fixed compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. Although there is no formal policy for a specific allocation between current and long-term compensation, or between cash and non-cash compensation, the Committee has established a pay mix for executive officers that places emphasis on total compensation that is based upon performance This approach generally reflects current market practice and provides our executive officers with attractive levels of current pay while encouraging officers to remain with our Company for the long-term. Certain components of our non-cash, long-term compensation is performance-based and can be realized only if executive officers achieve financial goals including providing returns to our stockholders during the relevant performance period. By following this approach, we provide our executives a measure of security in the minimum level of compensation that the individual is eligible to receive while also motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reduce the risk of recruitment by competitors.

This mix of compensation is weighted heavily toward at-risk pay, which is subject to company performance (annual incentives and long-term incentives) as referenced in the report of the Compensation Committee below. Maintaining this pay mix results in a pay-for-performance orientation of our overall compensation program for our executives.

2007 Chairman & CEO
Compensation Mix

2007 All Other Executive Officers
Compensation Mix

Annual Compensation

Summary Compensation Table.  The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our next three other most highly compensated executive officers who served in such capacity as of February 2, 2008 (the “named executive officers”) for services rendered to us during the two most recent Fiscal years.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)(3)	($) (2)(3)	($) (4)	($) (5)	($) (7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. Geiger	2007	1,000,000	—	1,454,615	1,087,690	3,000,000	2,444,677	14,682	9,001,664
	2006	945,389	—	930,256	796,991	2,380,984	1,363,519	15,723	6,432,862
Ms. Meads	2007	619,231	—	472,923	118,684	1,750,000	69,077	10,171	3,040,086
Mr. Johnson	2007	530,000	—	445,887	207,593	795,000	269,800	58,961	2,307,241
	2006	509,192	—	142,928	185,721	642,121	116,996	14,723	1,611,681
Mr. Cunningham	2007	425,000	—	364,389	189,209	637,500	128,650	14,682	1,759,430
	2006	407,500	—	142,749	185,721	513,697	55,549	14,723	1,319,939
Ms. Pile	2007	343,692	—	119,954	64,930	377,000	9,990 (6)	173,991	1,089,557
	2006	330,573	—	54,587	37,969	241,791	3,960	50,979	719,859

(1)	Reflects base salary earned through the 52 week Fiscal year ended February 2, 2008 (“Fiscal 2007”) and the 53 week Fiscal year ended February 3, 2007 (“Fiscal 2006”).

(2)	The value of stock and option awards reflects the 2007 and 2006 Fiscal year expense, excluding any forfeiture factor, recognized under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“FAS 123R”). Stock options were valued using the Black-Scholes option pricing model with the assumptions set forth in Note 11 in our Form 10-K for the year-ended February 2, 2008.

(3)	Stock and option awards were granted under our 2002 Amended and Restated Long-Term Incentive Plan.

(4)	The amounts represent the bonuses earned in Fiscal 2007 and 2006 pursuant to the AIP and paid in March 2008 and March 2007, respectively.

(5)	For Fiscal year 2007, the amounts included in the Aéropostale SERP plan are comprised entirely of changes between Fiscal 2006 and Fiscal 2007 in the actuarial present value of the accumulated pension benefits of the following named executive officers:

Julian R. Geiger, Mindy C. Meads, Thomas P. Johnson and Michael J. Cunningham. See Note 12 “Retirement Benefit Plans” in our Form 10-K for the year-ended February 2, 2008 for a description for the assumptions made for calculating the Pension Value.

For Fiscal year 2006, the amounts included in the Aéropostale SERP plan are comprised entirely of changes between Fiscal 2005 and Fiscal 2006 in the actuarial present value of the accumulated pension benefits.

(6)	Aeropostale Long-Term Incentive Deferred Compensation Plan. This plan is a non-qualified defined contribution plan and is not funded. A description of the plan can be found in Note 12 “Retirement Benefit Plans” in our Form 10-K for the year-ended February 2, 2008.

(7)	The following table represents all other compensation paid to the executive officers during Fiscal 2007 and 2006.

			Housing or
		Auto	Relocation	401K Match	MERP	Total
Name and Principal Position	Year	($)	($)	($)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Mr. Geiger	2007	8,500	—	3,000	3,182	14,682
	2006	8,663	—	4,000	3,060	15,723
Ms. Meads	2007	7,519	—	—	2,652	10,171
Mr. Johnson	2007	8,500	44,279	3,000	3,182	58,961
	2006	8,663	—	3,000	3,060	14,723
Mr. Cunningham	2007	8,500	—	3,000	3,182	14,682
	2006	8,663	—	3,000	3,060	14,723
Ms. Pile	2007	8,500	159,309	3,000	3,182	173,991
	2006	8,663	36,554	2,702	3,060	50,979

(1)	MERP — Medical Reimbursement Executive Plan for all Senior Vice-President level and above to supplement the company’s current insurance coverage.

Base Salary

The Compensation Committee annually reviews and adjusts, where appropriate, the base salaries of the Company’s executive officers listed in this Proxy Statement. In determining the appropriate level of base salary compensation, the Compensation Committee considers a number of factors including each executive officer’s job responsibilities, individual contributions, number of years of service to the Company, Company performance for the prior year, current salary and peer group data provided by the consultant. As illustrated above, Aéropostale has intentionally designed its compensation structure around a relatively lower percentage of total compensation being in the form of fixed compensation, and a relatively higher percentage of total compensation being in the form of performance based variable compensation, such as bonus and equity compensation.

Annual Incentive and Bonus Plan

Our compensation program awards annual bonuses based upon the Company obtaining certain annual financial targets in accordance with our financial plan. The Company’s annual financial plan is established by management and ratified by our Board at the beginning of each fiscal year. The Annual Incentive Bonus Plan (the “AIP”) is designed to motivate and reward employees by aligning a substantial portion of their total compensation directly with the Company’s financial success, specifically operating income. With regard to our CEO, President, COO and CFO, their AIP bonus is determined based upon not only Company operating income growth, but Company stock diluted earnings per share (“EPS”) growth as well. These two components are weighted equally. All other employees’ bonuses are determined solely based upon Company operating income growth. The reason for this difference is that management, in conjunction with the Compensation Committee, determined that those four positions within the Company are able to make policies and decisions which can directly impact the Company’s EPS, and as such, in order to further align those executives with the Company’s shareholder value, half of their AIP bonus is determined based upon year over year EPS growth.

The AIP contains a tiered payment structure based upon the Company’s annual financial performance. Those tiers are Threshold (achieving 90% of the Company’s annual financial plan), Target (achieving 100% of the Company’s annual financial plan) and Maximum (achieving 110% or greater of the Company’s annual financial plan). The large majority of the AIP is determined formulaically, as described above, however, there is a relatively small portion of the AIP which is distributed as discretionary bonus, determined by the Company’s Chief Executive Officer. Only those employees at the Senior Vice President level and below are eligible for this discretionary bonus component of the AIP.

Fiscal 2007 Performance

For 2007, the Company’s financial performance was at the Maximum level and therefore all Company AIP bonuses were paid to bonus-eligible employees at the Maximum level. The chart below reflects that Company’s performance and the corresponding AIP payment level. For Fiscal 2007, the Company’s actual consolidated operating earnings was $202,453,000 and actual consolidated EPS was $1.73.

	Consolidated Operating Earnings			Consolidated EPS
	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
	(In thousands, except per share data)

Mr. Geiger	164,291	182,546	200,801	1.34	1.49	1.64
Ms. Meads	164,291	182,546	200,801	1.34	1.49	1.64
Mr. Johnson	164,291	182,546	200,801	1.34	1.49	1.64
Mr. Cunningham	164,291	182,546	200,801	1.34	1.49	1.64
Ms. Pile	164,291	182,546	200,801	N/A	N/A	N/A

The table below reflects Fiscal 2007 AIP bonus payout:

	As a Percentage of Base Pay			Amount
				Threshold	Target	Maximum
Name	Threshold	Target	Maximum	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Mr. Geiger	75.0%	150.0%	300.0%	750,000	1,500,000	3,000,000
Ms. Meads	62.5%	125.0%	250.0%	437,500	875,000	1,750,000
Mr. Johnson	37.5%	75.0%	150.0%	198,750	397,500	795,000
Mr. Cunningham	37.5%	75.0%	150.0%	159,375	318,750	637,500
Ms. Pile	25.0%	50.0%	100.0%	88,000	176,000	352,000

Fiscal 2008

For Fiscal 2008 the AIP will continue to be based upon the Company’s achievement of targeted operating earnings goals and, as stated above, in certain circumstances, EPS growth as well. Consistent with our goal of improved business performance, earnings goals have been set at a level for continued growth from 2007. No other significant changes have been made to the program for Fiscal 2008.

LONG TERM INCENTIVE COMPENSATION

Long-Term Equity

We believe that equity awards of our common stock under our 2002 Long-Term Incentive Plan are an important factor in aligning the mid and long-term financial interests of our equity-eligible employees with the interests of our stockholders. Additionally, long-term compensation increases the likelihood that we will be able to retain top performers. We have historically issued stock options, as well as non-vested shares of our common stock, to our executive officers. Management continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering our compensation program. At the end of Fiscal 2006, we also introduced Performance Shares as an additional form of long-term equity compensation. Performance-based equity awards help to align the interests of our executive officers with those of our stockholders. Because they are tied to key performance measures, they also support our key brand and human capital strategies. Performance shares represent an unsecured promise by the Company to award common shares to certain executives, contingent upon the Company’s achievement of pre-determined stipulated three year financial performance goals. Performance shares are issued to employees at the Senior Vice President level and above. The percentage mix of the three components of our equity awards, stock options, restricted stock and, where applicable, performance shares, depends upon the employee’s level within the organization.

All such grants are issued on the date they are approved by the Compensation Committee, except for new hires, whose grant date is the first day of their employment, with all such grants only being made when the Company is not in a trading blackout. In addition, the Compensation Committee’s approval of grants of awards is not conditioned nor linked to the timing of the Company’s release of financial information. The exercise price for stock options is the last sales price reported for the Common Stock as reported on the NYSE on the date upon which the Award is granted. Stock options generally vest over four years on a pro rata basis and expire after eight years. All outstanding stock options immediately vest upon a change in control. Non-vested stock awarded to executive officers vests at the end of three years of continuous service with us, except for certain grants issued to Mr. Geiger which, as more particularly described in the Employment Agreements section of this Proxy Statement, vest earlier than three years. Certain non-vested stock awarded to Mr. Johnson and Mr. Cunningham on January 31, 2008 has a two year vesting period, see Employment Agreements section of this Proxy Statement for additional information. The Compensation Committee may continue to grant equity incentives in the form of stock options and restricted shares of stock, as well as performance shares. The Compensation Committee delegates administrative aspects of stock option grants to management.

Other Benefits and Perquisites

Our executive officer compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ 401(k) plan accounts, company partially-paid medical benefits, group term life insurance coverage and an auto allowance of $8,500 per year. These benefits also include benefit accruals under our supplemental executive retirement and postretirement defined benefit pension plans. We annually review these other benefits and perquisites with the Compensation Committee and their independent compensation consultant, and make adjustments as warranted based on competitive practices and our Company financial performance.

Post-Termination Compensation and Benefits

Our executive officers are also entitled to post-termination benefits in the event that their employment with us is terminated. For those executive officers who have an employment agreement with us, a description of the termination events that trigger post termination pay and benefits can be found in the Section of this Proxy Statement entitled Employment Agreements. In addition, pursuant to Company policy, all Senior Vice Presidents of the Company receive one (1) year of post termination pay. Our Compensation Committee, in conjunction with Watson Wyatt, has reviewed the severance costs to the Company associated with the Company’s severance-eligible employees.

The table below shows the amounts that the following individuals would be eligible to receive upon termination of their employment with the Company, assuming that termination occurred on February 2, 2008, the last day of our 2007 Fiscal year:

	Potential Payouts Upon Termination
		Termination Type
				Termination
				w/o Cause
				or Executive
				Termination	Involuntary
		Voluntary	Death or	for Good	Termination	Change of
		Quit	Disability	Reason	for Cause	Control	Retirement
Name	Benefit	($)	($)	($)	($)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mr. Geiger	Payment of salary	—	—	3,000,000	—	3,000,000	—
	Payment of bonus(1)	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
	Acceleration of non-vested stock(2)	4,697,664	10,097,244	10,097,244	10,097,244	10,097,244	10,097,244

	Acceleration of stock options(2)	1,868,651	1,868,651	1,868,651	1,868,651	1,868,651	1,868,651
	Retirement plan payment(3)	12,231,346	12,231,346	12,231,346	12,231,346	12,231,346	12,231,346

	Total	21,797,661	27,197,241	30,197,241	27,197,241	30,197,241	27,197,241

	Potential Payouts Upon Termination
		Termination Type
				Termination
				w/o Cause
				or Executive
				Termination	Involuntary
		Voluntary	Death or	for Good	Termination	Change of
		Quit	Disability	Reason	for Cause	Control	Retirement
Name	Benefit	($)	($)	($)	($)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ms. Meads	Payment of salary	—	—	1,700,000	—	—	—
	Payment of bonus(1)	—	1,750,000	1,750,000	—	—	—
	Acceleration of non-vested stock(2)	—	1,741,800	—	—	1,741,800	—
	Acceleration of stock options (2)	—	81,000	—	—	81,000	—
	Retirement plan payment(3)	76,358	76,358	76,358	76,358	76,358	76,358

	Total	76,358	3,649,158	3,526,358	76,358	1,899,158	76,358

Mr. Johnson	Payment of salary	—	—	1,400,000	—	—	—
	Payment of bonus(1)	—	795,000	795,000	—	—	—
	Acceleration of non-vested stock(2)	—	4,198,435	—	—	4,198,435	—
	Acceleration of stock options(2)	—	302,154	—	—	302,154	—
	Retirement plan payment(3)	877,683	877,683	877,683	877,683	877,683	877,683

	Total	877,683	6,173,272	3,072,683	877,683	5,378,272	877,683

Mr. Cunningham	Payment of salary	—	—	900,000	—	—	—
	Payment of bonus(1)	—	637,500	637,500	—	—	—
	Acceleration of non-vested stock(2)	—	2,874,202	—	—	2,874,202	—
	Acceleration of stock options(2)	—	285,833	—	—	285,833	—
	Retirement plan payment(3)	368,958	368,958	368,958	368,958	368,958	368,958

	Total	368,958	4,166,493	1,906,458	368,958	3,528,993	368,958

Ms. Pile	Payment of salary	—	—	372,000	—	—	—
	Payment of bonus(1)	—	—	—	—	—	—
	Acceleration of non-vested stock(2)	—	413,678	—	—	413,678	—
	Acceleration of stock options(2)	—	151,909	—	—	151,909	—
	Retirement plan payment(3)	—	49,070	—	—	49,070	—

	Total	—	614,657	372,000	—	614,657	—

(1)	Actual AIP bonus earned for Fiscal 2007 at maximum level payout.

(2)	Equity awards valued using closing price of $29.03 per share as of February 2, 2008.

(3)	Accelerated vesting of stock options triggered upon termination within one year from a “change of control” of the Company, as that term is defined in the applicable employment agreement or equity grant agreement, as the case may be.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if we are required to restate our financial results due to material non-compliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Impact of Accounting and Tax

The Compensation Committee takes into the account the various tax and accounting implications of compensation vehicles employed by us.

When determining amounts of stock incentive plan grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,” grants of stock-based compensation result in an accounting charge for us, which is amortized over the requisite service period, or vesting period of the instruments.

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of executive compensation paid by a publicly-held company to $1,000,000 per individual employee per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. Our 2002 Amended and Restated Long-Term Incentive Plan and AIP were approved by stockholders upon adoption prior to the initial public offering of the Company’s stock and therefore awards under both plans are exempt from Section 162(m) during the reliance period under Treasury Regulation Section 1.162-27(f)(1). With respect to each plan, this reliance period ends upon the earlier of: (i) first meeting of stockholders at which directors are to be elected that occurs after December 31, 2008; or (ii) the date such plan is materially amended for purposes of Treasury Regulation Section 1.162-27(h)(1)(iii). The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the Committee determines that such compensation is in the best interests of the Company which may include for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent. This was the case with regard to the employment agreement with our Chief Executive Officer, whereby, depending upon various factors, certain aspects of our Chief Executive Officer’s compensation will not be tax deductible for the Company.

Grants of Plan-Based Awards.  The following table provides information relating to plan-based awards granted to named executive officers during the Fiscal year ended February 2, 2008.

						All Other
					All Other	Option Awards:	Exercise
		Estimated Future Payouts			Stock Awards:	Number of	or Base	Grant Date
		Under Equity Incentive Plan			Number of	Securities	Price of	Fair Value
		Awards			Shares of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Date	(#) (1)	(#) (1)	(#) (1)	(#) (2)	(#) (3)	($/Sh)	($) (4)
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Mr. Geiger	3/28/2007	—	—	—	42,101	—	—	1,125,360
	1/30/2008	—	—	—	186,000	—	—	4,856,460
	3/28/2007	—	—	—	—	94,622	26.73	1,177,098
	3/28/2007	10,703	21,405	42,810	—	—	—	—
Ms. Meads	3/26/2007	—	—	—	60,000	—	—	1,633,800
	3/26/2007	—	—	—	—	45,000	27.23	569,700
Mr. Johnson	3/28/2007	—	—	—	10,526	—	—	281,360
	1/30/2008	—	—	—	95,749	—	—	2,500,006
	3/28/2007	—	—	—	—	23,655	26.73	294,268
	3/28/2007	2,676	5,351	10,702	—	—	—	—
Mr. Cunningham	3/28/2007	—	—	—	7,368	—	—	196,947
	1/30/2008	—	—	—	57,450	—	—	1,500,020
	3/28/2007	—	—	—	—	16,559	26.73	205,994
	3/28/2007	1,873	3,746	7,492	—	—	—	—
Ms. Pile	3/28/2007	—	—	—	4,500	—	—	120,285
	3/28/2007	—	—	—	—	9,000	26.73	111,960
	3/28/2007	1,125	2,250	4,500	—	—	—	—

(1)	Equity incentive awards (performance shares) were granted in accordance with the 2002 Amended and Restated Plan. The performance shares vest at the end of three years of continuous service with us, and the number of shares ultimately awarded is contingent upon meeting cumulative consolidated EPS and consolidated operating earnings targets, each weighted at 50%.

(2)	Stock awards were granted in accordance with the 2002 Amended and Restated Long-Term Incentive Plan. Non-vested shares are shares of Aeropostale common stock that are payable as shares at the end of the vesting period.

(3)	Option awards were granted in accordance with the 2002 Amended and Restated Long-Term Incentive Plan. Stock options allow the grantee to purchase a share of Aeropostale Common Stock for the fair market value of a share equal to the closing price of the stock on the grant date. Options become exercisable in equal installments over a four-year period.

(4)	Column (l) represents the fair values of options and awards granted during the year in accordance with FAS 123(R). Stock awards granted on March 26, 2007 have a grant date fair value of $27.23. Stock awards granted on March 28, 2007 have a fair value of $26.73. Stock awards granted on January 30, 2008 have a fair value of $26.11. Stock options granted on March 26, 2007 have a fair value of $12.66. Stock options granted on March 28, 2007 have a fair value of $12.44.

Outstanding Equity Awards at Fiscal Year-End.  The following table provides information relating to outstanding awards held by named executive officers at Fiscal year end, February 2, 2008.

	Option Awards						Stock Awards
										Equity		Equity
										Incentive		Incentive
				Equity						Plan Awards:		Plan Awards:
				Incentive					Market	Number of		Market or
				Plan Awards:			Number		Value of	Unearned		Payout Value
	Number of	Number of		Number of			of Shares		Shares or	Shares, Units		of Unearned
	Securities	Securities		Securities			or Units		Units	or Other		Shares, Units or
	Underlying	Underlying		Underlying			of Stock		of Stock	Rights		Other Rights
	Unexercised	Unexercised		Unexercised	Option		That Have		That Have	That Have		That Have
	Options	Options		Unearned	Exercise	Option	Not		Not	Not		Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	(Exercisable)	(Unexercisable)		(#)	($)	Date	(#)		($) (15)	(#)		($) (15)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Mr. Geiger	—	40,500	(1)	—	15.55	3/12/2012	—		—	—		—
	—	41,775	(2)	—	22.33	3/9/2013	—		—	—		—
	—	84,375	(3)	—	19.25	4/4/2014	—		—	—		—
	—	94,622	(4)	—	26.73	3/28/2015	—		—	—		—
	—	—		—	—	—	38,250	(7)	1,110,398	—		—
	—	—		—	—	—	81,470	(8)	2,365,074	—		—
	—	—		—	—	—	42,101	(9)	1,222,192	—		—
	—	—		—	—	—	186,000	(10)	5,399,580	—		—
	—	—		—	—	—	—		—	42,810	(9)	1,242,774
Ms. Meads	—	45,000	(5)	—	27.23	3/26/2015	—		—	—		—
	—	—		—	—	—	60,000	(11)	1,741,800	—		—
Mr. Johnson	31,147	—		—	5.96	3/24/2011	—		—	—		—
	20,250	6,750	(1)	—	15.55	3/12/2012	—		—	—		—
	6,975	6,975	(2)	—	22.33	3/9/2013	—		—	—		—
	3,750	11,250	(3)	—	19.25	4/4/2014	—		—	—		—
	—	23,655	(4)	—	26.73	3/28/2015	—		—	—		—
	—	—		—	—	—	6,300	(7)	182,889	—		—
	—	—		—	—	—	11,250	(8)	326,588	—		—
	—	—		—	—	—	20,799	(9)	603,795	—		—
	—	—		—	—	—	10,526	(12)	305,570	—		—
	—	—		—	—	—	95,749	(13)	2,779,593	—		—
	—	—		—	—	—	—		—	10,702	(9)	310,679

	Option Awards						Stock Awards
										Equity		Equity
										Incentive		Incentive
				Equity						Plan Awards:		Plan Awards:
				Incentive					Market	Number of		Market or
				Plan Awards:			Number		Value of	Unearned		Payout Value
	Number of	Number of		Number of			of Shares		Shares or	Shares, Units		of Unearned
	Securities	Securities		Securities			or Units		Units	or Other		Shares, Units or
	Underlying	Underlying		Underlying			of Stock		of Stock	Rights		Other Rights
	Unexercised	Unexercised		Unexercised	Option		That Have		That Have	That Have		That Have
	Options	Options		Unearned	Exercise	Option	Not		Not	Not		Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	(Exercisable)	(Unexercisable)		(#)	($)	Date	(#)		($) (15)	(#)		($) (15)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Mr. Cunningham	20,250	6,750	(1)	—	15.55	3/12/2012	—		—	—		—
	6,975	6,975	(2)	—	22.33	3/9/2013	—		—	—		—
	3,750	11,250	(3)	—	19.25	4/4/2014	—		—	—		—
	—	16,559	(4)	—	26.73	3/28/2015	—		—	—		—
	—	—		—	—	—	6,300	(7)	182,889	—		—
	—	—		—	—	—	11,250	(8)	326,588	—		—
	—	—		—	—	—	16,640	(9)	483,059	—		—
	—	—		—	—	—	7,368	(12)	213,893	—		—
	—	—		—	—	—	57,450	(13)	1,667,774	—		—
	—	—		—	—	—	—		—	7,492	(9)	217,493
Ms. Pile	5,625	5,625	(6)	—	17.44	5/16/2013	—		—	—		—
	2,250	6,750	(3)	—	19.25	4/4/2014	—		—	—		—
	—	9,000	(4)	—	26.73	3/28/2015	—		—	—		—
	—	—		—	—	—	5,250	(14)	152,408	—		—
	—	—		—	—	—	4,500	(8)	130,635	—		—
	—	—		—	—	—	4,500	(9)	130,635	—		—
	—	—		—	—	—	—		—	4,500	(9)	130,635

(1)	Options vested 100% on March 12, 2008.

(2)	Options vested 50% on March 9, 2008 and 50% on March 9, 2009.

(3)	Options vested 1/3 on April 4, 2008, 1/3 on April 4, 2009, and 1/3 on April 4, 2010.

(4)	Options vested 25% on March 28, 2008, 25% on March 28, 2009, 25% on March 28, 2010, and 25% on March 28, 2011.

(5)	Options vested 25% on March 26, 2008, 25% on March 26, 2009, 25% on March 26, 2010, and 25% on March 26, 2011.

(6)	Options vest 50% on May 16, 2008 and 50% on May 16, 2009.

(7)	Shares vested on March 9, 2008.

(8)	Shares vest on April 4, 2009.

(9)	Shares vest on March 28, 2010.

(10)	Shares vest on February 1, 2009.

(11)	Shares vest on March 26, 2010.

(12)	Shares vest on February 1, 2010.

(13)	Shares vest on January 30, 2011.

(14)	Shares vest on May 16, 2008.

(15)	Market value based on the closing price of $29.03 on the last trading day of the Fiscal year (February 1, 2008).

Option Exercises and Stock Vested Information.  The following table provides information relating to option awards exercised and restricted stock awards vested during the Fiscal year ended February 2, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)
(a)	(b)	(c)	(d)	(e)

Mr. Geiger	92,295	2,648,313	—	—
	65,793	1,578,199	—	—
	70,404	952,378	—	—
	51,096	679,297	—	—
	41,775	272,145	—	—
	28,125	269,659	—	—
	—	—	40,500	1,036,800
Ms. Meads	—	—	—	—
Mr. Johnson	22,500	517,067	—	—
	—	—	6,750	172,800
Mr. Cunningham	50,625	833,728	—	—
	—	—	6,750	172,800
Ms. Pile	—	—	—	—

(1)	Value Realized on Exercise is based on the market price at the time of the exercise less the (1) exercise price, multiplied by the number of shares underlying the exercised options.

(2)	Valued Realized on Vesting is the based on the market price at the close of business on the day of vesting, multiplied by the number of shares that have vested.

Pension Benefits.  The following table reflects the present value for each of the named executive officer from the Aeropostale SERP Plan and the Aeropostale Long-Term Deferred Compensation Plan as of February 2, 2008.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
	Plan	Service	Benefit	Year
Name	Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Mr. Geiger	Aeropostale, Inc. SERP PLAN(1)	30	11,627,528	—
Ms. Meads	Aeropostale, Inc. SERP PLAN(1)	1	69,077	—
Mr. Johnson	Aeropostale, Inc. SERP PLAN(1)	15	747,375	—
Mr. Cunningham	Aeropostale, Inc. SERP PLAN(1)	7	315,273	—
Ms. Pile	Aeropostale Long-term Incentive Plan(2)	3	14,229	—

(1)	Our supplemental executive retirement plan or “SERP” is a non-qualified defined benefit plan for certain officers. The plan is non-contributory and not funded and provides benefits based on years of service and compensation during employment. Participants are fully vested upon entrance in the plan. Retirement benefits under the plan are based on the employee’s highest average compensation (base earnings plus bonuses) during any five years within the ten-year period prior to retirement. Our SERP provides that a maximum of 30 years of benefit service may be credited to a participant. The supplemental retirement benefit is payable as a lump sum equal to the actuarial present value of an annual life annuity payable at age 65 of 1.5% of the participant’s highest average compensation less 2.5% of the participant’s estimated social security benefit, multiplied by years of service up to the maximum of 30 years, and offset by retirement benefits accrued as of July 31, 1998 under the Supplementary Executive Retirement Plan of Federated Department Stores, Inc. and the Federated Department Stores’ pension plan. The actuarial assumptions used for determining lump sum payments are determined at the time of the employee’s separation and include the “applicable mortality assumption” as prescribed by the Secretary of the Treasury under Section 417(e)(3) of the Internal Revenue Code and the annual rate of interest on 30-year Treasury securities for the second calendar month preceding the beginning of the calendar year in which the payment is made. The number of years of benefit service that have been credited to our named executive officers, as of December 31, 2007, are 30 years for Mr. Geiger, 1 year for Mrs. Meads, 15 years for Mr. Johnson, and 7 years for Mr. Cunningham. Thomas Johnson, Executive Vice President and Chief Operating Officer and Michael Cunningham, Executive Vice President and Chief Financial Officer, were enrolled in our SERP effective February 1, 2004. Mindy Meads, President and Chief Merchandising Officer was enrolled in our SERP effective March 19, 2007. The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating the expected future lump sum payment at retirement and discounting the payment to reflect the time value of money. The assumed retirement age for each executive is the plan’s normal retirement age, which is the earliest age at which the executive could retire without any reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age and the lump sum interest rate in effect at that time. The assumptions used for determining the present values of the accumulated pension benefits are outlined below:

February 2, 2008

Discount rate	5.75%
Retirement age	Age 65
Form of benefit	Lump sum
Assumed lump sum interest rate	5.00%
Lump sum mortality table	2008 Applicable Mortality Table under IRC Section 417(e)(3)

(2)	We have a long-term incentive deferred compensation plan established for the purpose of providing long-term incentives to a select group of management. The plan is a non-qualified, defined contribution plan and is not funded. Participants in this plan include all employees designated by us as Vice President, or other higher-ranking positions that are not participants in the SERP. We will record annual monetary credits to each participant’s account based on compensation levels and years as a participant in the plan. Annual interest credits will be applied to the balance of each participant’s account based upon established benchmarks. Each annual credit is subject to a three-year cliff-vesting schedule, and participants’ accounts will be fully vested upon retirement after completing five years of service and attaining age 55.

Each Participant shall receive an annual incentive amount equal to the following:

(a) 5% of such Participant’s compensation if the participant has less than 6 years of service;

(b) 10% of such Participant’s compensation if the participant has 6 or more years of service.

Interest will be credited to each Participant’s account on the last day of each plan year an amount of deemed interest on the balance in the account. The interest rate to be used to calculate the interest shall be the annual rate of 10-year Treasury Constant Maturities as of November 30th of the plan year.

Employment Agreements

Julian R. Geiger

On January 30, 2008, we entered into a new employment agreement, effective February 1, 2008, with Julian R. Geiger, our Chief Executive Officer and the Chairman of our Board of Directors. This employment agreement replaces an earlier employment agreement with Mr. Geiger.

Under the new employment agreement, Mr. Geiger’s Employment Period as our Chief Executive Officer and Chairman of our Board of Directors extends to January 31, 2011 unless Mr. Geiger elects, at any time after February 1, 2009, to terminate his Employment Period and commence an Advisory Period, which would extend until January 31, 2011. Both the Employment Period and the Advisory Period maybe be earlier terminated pursuant to the terms to the new agreement by us for cause, or without cause, by Mr. Geiger for good reason, or without good reason, and by death or disability.

Upon execution of the new agreement, Mr. Geiger was granted 186,000 restricted shares of our common stock vesting on the earlier of February 1, 2009 or the termination of the new agreement for any reason, except by Mr. Geiger without good reason. We will pay to Mr. Geiger a base salary of $1 million per annum each fiscal year during the Employment Period, subject to increase by the Compensation Committee of our Board. In addition, for the first fiscal year during his Employment Period, Mr. Geiger will receive a cash bonus based upon earnings per share and operating income criteria established by the Compensation Committee of the Board for such fiscal year. Thereafter, prior to any Election, as that term is defined in the Employment Agreement, being made by Mr. Geiger, he will receive a cash bonus which is fixed at not less than the Target level of the AIP for his bonus compensation. In any event, the bonus amount for any fiscal year is capped at 300% or less of Mr. Geiger’s base salary dependent upon the year of his employment agreement. In addition, on the first day of each month of the Employment Period, commencing February 1, 2009, we will pay to Mr. Geiger in cash an amount equal to one- twelfth of the value, on February 1, 2008, of the Stock Grant, as that term is defined in Mr. Geiger’s employment agreement. The new employment agreement also provides for accelerated vesting of stock options and restricted shares of common stock granted to Mr. Geiger prior to January 31, 2008. In addition, we will pay to Mr. Geiger monthly, during the Employment Period, commencing on February 27, 2009, $233,000 per month. Furthermore, upon retirement and/or termination of the new agreement under certain circumstances, we will pay to him all benefits that he is entitled to under the SERP in a single lump sum in cash.

If Mr. Geiger terminates his Employment Period after February 1, 2009 and before January 31, 2011, the Advisory Period will begin and extend to January 31, 2011. During the Advisory Period, Mr. Geiger will serve as a part-time advisor and consultant to us and continue to serve as the Chairman of our Board of Directors. Mr. Geiger’s services during the Advisory Period will be rendered at mutually agreed times and locations and the amount of time requested by us for such services must be reasonable. During the Advisory Period, we will pay Mr. Geiger an advisory fee of $250,000 per annum and grant to him restricted shares in a minimum 20,000 and maximum of 40,000 such shares for each fiscal year during the Advisory Period, depending upon performance levels for the Company established by the Compensation Committee for each such fiscal year. The Advisory Period maybe be terminated by us or by Mr. Geiger for substantially the same reasons as apply to the termination of the Employment Period.

The new agreement contains non-competition and non-solicitation provisions that apply during its term and also contains indemnification provisions customary in executive employment agreements with Delaware corporations.

Mindy C. Meads

We entered into an employment agreement with Mindy C. Meads, our President and Chief Merchandising officer, effective March 16, 2007 that is in effect through March 16, 2010. For Fiscal 2008, Ms. Meads receives an annual base salary of $800,000, an annual incentive bonus and medical and other benefits. Ms. Meads has an opportunity to earn an annual bonus of up to 250% of Ms. Mead’s then applicable base salary, dependent upon the Company’s and individual performance. The annual bonus is payable pursuant to the terms of the AIP. Upon commencement of her employment agreement, Ms. Meads received a grant from the Company of (i) 60,000 shares of the Company’s restricted stock which vest over three (3) years and (ii) 45,000 options to purchase shares of the Company’s common stock which vest 25% per year over four (4) years.

Ms. Meads is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Ms. Meads receives an automobile allowance in the amount of $8,500 per year.

If we terminate Ms. Meads’ employment without cause, if Ms. Meads resigns her position as a consequence of a material reduction of her responsibilities that is not rescinded within fifteen days or a material breach of our agreements with her occurs and continues more than fifteen days, she will be entitled to receive the greater of her base salary for the remainder of the term of the employment agreement and one and one quarter times her then applicable base salary. Ms. Meads will also be entitled to receive a pro rata portion of the annual bonus that would have been payable for the Fiscal year in which such termination occurs.

If Ms. Meads’ employment with our company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, she will be restricted from engaging in competitive activities for twelve months after the termination date of her employment if termination occurs during the first year of the employment agreement, or for fifteen months after the termination date of her employment if termination occurs after the first year of the employment agreement, and she will also be restricted from soliciting Company employees for that same period of time.

Thomas P. Johnson

We entered into an employment agreement with Thomas P. Johnson, our Chief Operating Officer, on February 1, 2007 that is in effect through January 31, 2010. For Fiscal 2008, Mr. Johnson receives an annual base salary of $700,000, an annual incentive bonus and medical and other benefits. Mr. Johnson has an opportunity to earn an annual bonus of up to 200% of Mr. Johnson’s then applicable base salary, dependent upon Company and individual performance. The annual bonus is payable pursuant to the terms of the AIP. Upon signing of his Employment Agreement, Mr. Johnson received a grant from the Company of such number of shares of the Company’s restricted stock equating to, on the date of grant, $500,000, which restricted stock shall vest three (3) years from the date of grant.

Mr. Johnson is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Johnson receives an automobile allowance in the amount of $8,500 per year. Mr. Johnson is also eligible to receive a housing allowance of $50,000 per year.

If we terminate Mr. Johnson’s employment without cause, if Mr. Johnson resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days, a material breach of our agreements with him that continues more than fifteen days, or if Mr. Johnson no longer reports directly to the Company’s Chief Executive Officer, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one and one quarter times his base salary.

If Mr. Johnson’s employment with our company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, he will be restricted from engaging in competitive activities for fifteen months after the termination date of his employment and he will also be restricted from soliciting company employees for that same period of time.

Michael J. Cunningham

We entered into an employment agreement with Michael J. Cunningham, our Chief Financial Officer, on February 1, 2007 that is in effect through January 31, 2010. For Fiscal 2008, Mr. Cunningham receives an annual base salary of $450,000, an annual incentive bonus and medical and other benefits. Mr. Cunningham has an opportunity to earn an annual bonus of up to 150% of Mr. Cunningham’s then applicable base salary, dependent upon Company and individual performance. The annual bonus is payable pursuant to the terms of the AIP. Upon signing of his Employment Agreement, Mr. Cunningham received a grant from the Company of such number of shares of the Company’s restricted stock equating to, on the date of grant, $400,000, which restricted stock shall vest three (3) years from the date of grant.

Mr. Cunningham is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Cunningham receives an automobile allowance in the amount of $8,500 per year.

If we terminate Mr. Cunningham’s employment without cause, if Mr. Cunningham resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days, a material breach of our agreements with him that continues more than fifteen days, or if Mr. Cunningham no longer reports directly to the Company’s Chief Executive Officer, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one and one quarter times his base salary.

If Mr. Cunningham’s employment with our company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, he will be restricted from engaging in competitive activities for fifteen months after the termination date of his employment and he will also be restricted from soliciting company employees for that same period of time.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of our Board of Directors serves, and we anticipate that no member of our Compensation Committee will serve, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2007, all reporting persons complied with applicable filing requirements, except that one Form 4 for Mark Dorwart and one Form 4 for Mary Jo Pile were inadvertently not filed on a timely basis.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Proxy Statement by reference therein.

To:  The Board of Directors

As members of the Compensation Committee, we are responsible for administering the Company’s incentive plans, including the 1998 Stock Option Plan, 2002 Long-Term Incentive Plan and Annual Incentive Bonus Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of senior management and consider management succession and related matters. The Compensation Committee reviews compensation for the executive officers of the Company with the Board.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Robert B. Chavez (Chairman)
David B. Vermylen
Bodil Arlander
John Haugh

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

To:  The Board of Directors

As members of the Audit Committee, we are responsible for the oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We adopted a charter in May 2002 and revised this charter in November of 2004. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We have reviewed and discussed the Company’s financial statements with management.

We selected Deloitte & Touche, LLP to be the Company’s independent registered public accounting firm, and they were responsible for expressing an opinion on the financial statements in the Annual Report for Fiscal 2007. We have received written confirmation from Deloitte & Touche, LLP of their independence within the meaning of the Securities Act administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board Standard No. 1 and have discussed Deloitte & Touche, LLP’s independence. We have discussed with Deloitte & Touche, LLP those matters required by Statement on Auditing Standards No. 61.

In reliance on the reviews and discussions noted above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended February 2, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Karin Hirtler-Garvey (Chairperson)
Ronald R. Beegle
Evelyn Dilsaver

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the fees billed by Deloitte & Touche LLP for each of the past two fiscal years for audit and fees billed in each of the past two fiscal years for other related services:

	Fiscal
	2007	2006

Audit Fees(1)	$953,000	$773,000
Audit Related Fees(2)	55,000	35,000
Tax Fees(3)	21,000	31,000
All Other Fees(4)	26,000	71,000

Total Fees	$1,055,000	$910,000

(1)	Includes fees for professional services provided in conjunction with the audit of the Company’s financial statements and internal (1) control over financial reporting, and review of the Company’s quarterly financial statements and comfort letters.

(2)	Includes fees for assurance and related professional services primarily related to the audit of employee benefit plans.

(3)	Includes fees for professional services provided primarily related to tax advice (consultation on matters related to audit issues, and sales and use taxes).

(4)	Fiscal 2007 included fees for professional services related to the resolution of a comment letter from the SEC. Fiscal 2006, included fees for professional services provided related to the independent investigation surrounding the activities of Christopher L. Finazzo, our former Executive Vice President and Chief Merchandising Officer (see note 6 to the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended February 2, 2008 for a further discussion). Also includes fees for professional services provided related to continuing professional education for our Board of Directors.

The Audit Committee approved all of the non-audit services. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP, and determined that the provision of such services did not compromise Deloitte & Touche’s independence.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy

The Company had no related party transactions in 2007. The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s policy to avoid such transactions when they give rise to a conflict of interest. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a policy which requires the Company’s Chief Financial Officer and General Counsel to be notified of all related party transactions, with such related party transactions requiring the approval of the Company’s Audit Committee and ratification by its Board of Directors.

ADDITIONAL INFORMATION

Available Information.  We maintain an Internet Web site, www.aeropostale.com (this and any other references in this Proxy Statement to www.aeropostale.com is solely a reference to a uniform resource locator, or URL, and is an inactive textual reference only, not intended to incorporate the website into this Proxy Statement), through which access is available to our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments of these reports filed, or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, after they are filed with or furnished to the Securities and Exchange Commission. Our Corporate Governance Guidelines and the charters for our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee may also be found on our Internet Web site at www.aeropostale.com. In addition, our Web site contains our Code of Business Conduct and Ethics, which is our code of ethics and conduct for our directors, officers and employees. Any waivers to our Code of Business Conduct and Ethics will be promptly disclosed on our web site.

The Company’s code of conduct, corporate governance materials, related person transaction policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors, are all available on the Company’s website at http://www.aeropostale.com . Stockholders may also request a printed copy of any of those materials, free of charge by writing to the following: General Counsel and Secretary, Aeropostale, Inc., 112 West 34th Street, New York, New York 10120.

Advance Notice Procedures.  Stockholder proposals intended to be presented at the 2009 Annual Meeting of Stockholders of the Company must be received by January 15, 2009 for inclusion in the Company’s 2009 Proxy Statement. In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the General Counsel of the Company at the Company’s principal executive office not less than 60 days or more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting unless less than 70 days notice or prior public disclosure of the date scheduled for the meeting is given or made, in which event notice by the stockholder to be timely must be delivered or received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the scheduled annual meeting was mailed or (ii) the day on which such public disclosure was made.

Stockholder Proposals for the 2009 Annual Meeting.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s General Counsel and Secretary no later than January 15, 2009. Proposals should be sent to General Counsel/Secretary, Aeropostale, Inc., 112 West 34th Street, New York, New York 10120.

Proxy Solicitation and Costs.  The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

Copies of our 2007 Annual Report are being mailed to our stockholders simultaneously with this Proxy Statement.

By order of the Board of Directors,

Edward M. Slezak
Secretary

112 West 34th Street
New York, New York

AEROPOSTALE, INC.
112 WEST 34th STREET
NEW YORK, NY 10120
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aeropostale, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AEROP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEROPOSTALE, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors unanimously recommends a vote “FOR” proposal numbers 1 and 2.
				☐	☐	☐
Vote on Directors
1.	Item 1 —	Election of Directors — Election of ten (10) Members of the Board of Directors:
		(01) Julian R. Geiger	(06) Mindy C. Meads
		(02) Bodil Arlander	(07) John D. Howard
		(03) Ronald Beegle	(08) David B. Vermylen
		(04) John Haugh	(09) Karin Hirtler-Garvey
		(05) Robert B. Chavez	(10) Evelyn Dilsaver

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal			For	Against	Abstain

2.	Item 2 —	Ratify Appointment of Independent Auditors:
		To ratify the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending January 31, 2009.	☐	☐	☐

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE

PROXY	ANNUAL MEETING OF STOCKHOLDERS OF
AEROPOSTALE, INC.
112 West 34th Street
New York, New York 10120
This Proxy is Solicited on Behalf of the Board of Directors of the Company
     The undersigned stockholder hereby appoints Julian R. Geiger, Michael J. Cunningham, and Edward M. Slezak, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Aeropostale, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or adjournment or postponement thereof, to be held June 18, 2008, at 2:00 p.m., local time, at The Essex House, 160 Central Park South, New York, New York, 10019 to consider and act upon the matters as designated on the reverse side.
     Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors FOR the nominees listed on the reverse side, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on May 2, 2008, as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.
Please date, sign and mail your proxy card as soon as possible
(continued and to be signed on the reverse side)